Exhibit 10.4

FORM OF SENIOR EXECUTIVE OFFICER
PHANTOM STOCK AGREEMENT

THIS SENIOR EXECUTIVE OFFICER PHANTOM STOCK AGREEMENT (this “Agreement”) is made as of the effective date set forth on the attached notice of grant (the “Grant Notice”), between GROUP 1 AUTOMOTIVE, INC., a Delaware corporation (the “Company”), and the executive officer whose name is set forth on the Grant Notice (“Executive”).

1. Award of Phantom Shares. Pursuant to the GROUP 1 AUTOMOTIVE, INC. 2007 LONG TERM INCENTIVE PLAN, as amended (the “Plan”), the Company hereby awards the number of phantom shares of the Company (the “Phantom Shares”) set forth in the Grant Notice to Executive, subject to the terms and restrictions set forth herein. Executive acknowledges receipt of a copy of the Plan, and agrees that this award of Phantom Shares shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. The Plan and the Grant Notice are incorporated herein by reference as a part of this Agreement.

2. Vesting and Forfeiture of Phantom Shares. (a) The Phantom Shares shall become vested in accordance with the schedule set forth on the Grant Notice, provided that Executive has been continuously employed by the Company from the date of this Agreement through the applicable vesting date set forth on the Grant Notice. Notwithstanding the foregoing, all unvested Phantom Shares shall become fully vested on the date Executive’s employment with the Company is terminated by reason of death or Disability (as hereinafter defined), or in the case of a Planned Retirement, on the Compliance Expiration Date (as hereinafter defined) if Executive complies with the Post-Retirement Obligations (as hereinafter defined) continuously from the date of the termination of his employment as a result of a Planned Retirement until the Compliance Expiration Date.

(b) While a Phantom Share remains outstanding pursuant to this Agreement, an amount equivalent to the cash dividends paid with respect to a share of the Company’s common stock (“Common Stock”) during such period shall be held by the Company without interest until a share of Common Stock is deliverable to Executive with respect to such Phantom Share or such Phantom Share is forfeited, and then such amount shall be paid to Executive or forfeited, as the case may be.

(c) In the event of the termination of Executive’s employment with the Company for any reason other than death, Disability or Planned Retirement (to the extent described in the following sentence), Executive shall, for no consideration, forfeit to the Company all unvested Phantom Shares. In the case of a Planned Retirement, if Executive fails to comply with the Post-Retirement Obligations continuously from the date of the termination of his employment as a result of a Planned Retirement until the Compliance Expiration Date (as hereinafter defined), Executive shall, for no consideration, forfeit to the Company all the Phantom Shares to the extent unvested on the date of such termination.

(d) For purposes of this Agreement, the following capitalized words and terms shall have the meanings indicated below:

(i) “Board” shall mean the Board of Directors of the Company.

(ii) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(iii) “Committee” shall mean the committee of the Board that is selected by the Board to administer the Plan as provided in Paragraph IV(a) of the Plan.

(iv) “Compliance Expiration Date” shall mean the date that is two years following the effective date of the termination of Executive’s employment with the Company.

(v) “Disability” shall mean that Executive has become disabled within the meaning of section 409A(a)(2)(C) of the Code and applicable administrative authority thereunder.

(vi) “Planned Retirement” shall mean that the Board has accepted the resignation of Executive under terms relating to date and conditions of resignation that are mutually agreeable to Executive and the Company.

(vii) “Post-Retirement Obligations” shall mean any obligations of Executive that apply following the termination of Executive’s employment with the Company, including, without limitation, pursuant to that certain        Agreement effective as of [      , 20      ] by and between Executive and the Company and/or that certain        Agreement effective as of [      , 20      ] by and between Executive and the Company, as such agreements may be amended from time to time, and any such other obligations that apply following the termination of Executive’s employment with the Company pursuant to any other agreement that may be entered into by Executive and the Company from time to time.

3. Delivery/Certificates. Upon the Compliance Expiration Date following Executive’s termination of employment with the Company for any reason, or upon the Executive’s death or Disability (if earlier), the Company shall cause a certificate or certificates for shares of Common Stock to be issued without legend (except for any legend required pursuant to applicable securities laws or any other agreement to which Executive is a party) in the name of Executive in cancellation for the Phantom Shares that are vested, if any, as of the date of the Compliance Expiration Date (or the date of Executive’s death or Disability, if applicable). Notwithstanding the foregoing however, issuance of Common Stock may not be made pursuant to this Agreement prior to and shall be made upon the Compliance Expiration Date following Executive’s “separation from service” within the meaning of Section 409A of the Code (or the date of Executive’s death or Disability, if applicable) and shall be delayed until the first day such issuance would not be subject to the additional tax imposed by Section 409A of the Code.

The Company, in its sole discretion, may elect to deliver certificates either in certificate form or electronically to a brokerage account established for Executive’s benefit at a brokerage/financial institution selected by the Company. Executive agrees to complete and sign any documents and take additional action that the Company may request to enable it to deliver the shares on Executive’s behalf.

4. Nontransferability of Phantom Shares. Executive may not sell, transfer, pledge, exchange, hypothecate or dispose of the Phantom Shares. A breach of these terms of this Agreement shall cause a forfeiture of the Phantom Shares.

5. Withholding of Tax. To the extent that the grant or vesting of the Phantom Shares, or the delivery of Common Stock with respect thereto, results in compensation income to Executive for federal or state income tax purposes, Executive shall deliver to the Company such amount of money at such time as the Company may require to meet its obligation under applicable tax laws or regulations or make such other arrangements to satisfy such withholding obligation as the Company, in its sole discretion, may approve. In addition, the Company may withhold shares of Common Stock (valued at their fair market value on the date of withholding of such shares) otherwise to be delivered to Executive to satisfy its withholding obligations.

6. Status of Stock. Executive agrees that the Common Stock that may be issued under this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable securities laws, whether federal or state, or the Company’s Code of Conduct. Executive also agrees that (a) the certificates representing shares of Common Stock that may be issued under this Agreement may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (b) the Company may refuse to register the transfer of such shares of Common Stock on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law, and (c) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of such shares of Common Stock.

7. Employment Relationship. For purposes of this Agreement, Executive shall be considered to be in the employment of the Company as long as Executive remains an employee or consultant of either the Company, a parent or subsidiary corporation (as defined in section 424 of the Code) of the Company, or any successor corporation. Nothing in the adoption of the Plan, nor the award of Phantom Shares thereunder pursuant to this Agreement, shall confer upon Executive the right to continued employment or engagement as a consultant by the Company or affect in any way the right of the Company to terminate such employment or consulting relationship at any time. Unless otherwise provided in a written employment or consulting agreement or by applicable law, Executive’s employment or engagement as a consultant by the Company shall be on an at-will basis, and the employment and/or consulting relationship may be terminated at any time by either Executive or the Company for any reason whatsoever, with or without cause. Any question as to whether and when there has been a termination of such employment and/or consulting relationship, and the cause of such termination, shall be determined by the Committee, and its determination shall be final.

8. Entire Agreement; Amendment. This Agreement and the documents incorporated by reference herein replace and merge all previous agreements and discussions relating to the same or similar subject matters between Executive and the Company and constitute the entire agreement between Executive and the Company with respect to the subject matter of this Agreement; provided, however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company and Executive in effect as of the date a determination is to be made under this Agreement. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both Executive and an authorized officer of the Company. Notwithstanding anything in the Plan, this Agreement or any employment, consulting and/or severance agreement between the Company and Executive to the contrary, if the Committee determines that the terms of this grant do not, in whole or in part, satisfy the requirements of Section 409A of the Code, the Committee, in its sole discretion, may unilaterally modify this Agreement in such manner as it deems appropriate to comply with such section and any regulations or administrative guidance issued thereunder.

9. Claims. Claims for benefits hereunder and reviews of appeals of benefit claims which have been denied or modified will be processed in accordance with the written claims procedures established by the Committee, which procedures are hereby incorporated by reference as a part of this Agreement and shall be furnished to Executive upon Executive’s request made to the Company’s Human Resources Department.

10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Executive.

11. Controlling Law. Except to the extent preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.